Exhibit 4.8

EXECUTION COPY

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of August 7th, 2003 (the “Supplemental Indenture”) between TELEFONICA DE ARGENTINA S.A., a sociedad anónima duly organized and existing under the laws of Argentina (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, formerly known as BANKERS TRUST COMPANY, national banking association incorporated and existing under the laws of the United States of America, as Trustee (the “Trustee”). All capitalized terms used herein but not defined herein shall have the meanings given in the Indenture (as defined below), unless otherwise indicated.

WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of November 3, 1994 (the “Indenture”) pursuant to which the Company issued its 11 7/8% Notes due 2004 (the “2004 Notes”);

WHEREAS, pursuant to Section 9.2 of the Indenture, the Company, when authorized by a Board Resolution, and the Trustee, with the affirmative vote of the Holders of not less than 67% in principal amount of the Outstanding 2004 Notes present or represented at a meeting of such Holders at which a quorum is present may amend or supplement certain provisions of the Indenture;

WHEREAS, the Company desires to amend the Indenture to delete certain covenants and other provisions contained therein with respect to the 2004 Notes;

WHEREAS, pursuant to a prospectus and proxy solicitation dated June 17, 2003, as supplemented through the date hereof (the “Offer”), the Company offered to exchange all of the Company’s outstanding 2004 Notes for its 11 7/8% Notes due 2007 (the “New Notes”) and cash, and solicited proxies to the amendments to the Indenture described herein (the “Amendments”);

WHEREAS, a duly convened noteholders meeting (the “Meeting”) at which a quorum was present was held on July 22, 2003;

WHEREAS, Holders of at least 67% in principal amount of the Outstanding 2004 Notes present or represented at the Meeting have approved the Amendments and authorized the Company and the Trustee to so amend the Indenture; and

WHEREAS, by entering into this Supplemental Indenture, the Company and the Trustee have consented to amend the Indenture in accordance with the Amendments.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Company and the Trustee, the Company hereby agree for the benefit of the Company and the equal and ratable benefit of the Holders of the 2004 Notes as follows:

ARTICLE I

AMENDMENTS

Section 1.01. Amendments to the Indenture. On the Operative Date (as hereinafter defined) the Indenture is amended as set forth herein.

(a) Section 4.3 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(b) Section 4.4 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(c) Section 4.5 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(d) Section 4.6 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(e) Section 4.7 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(f) Section 4.8 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(g) Section 4.9 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(h) Section 4.10 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(i) Section 4.11 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(j) Section 5.3 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(k) Section 6.1 of the Indenture is hereby amended by deleting paragraphs (b) through (l), each in its entirety and inserting in lieu of each such paragraph “[Intentionally Deleted.]”.

(l) Section 6.2 of the Indenture is hereby amended by deleting the first paragraph in its entirety and replacing it with the following paragraph:

“If an Event of Default shall occur and be continuing, then and in every such case the Holders of not less than 51% in the aggregate principal amount of the Securities at the time Outstanding may declare the principal amount of all the Securities to be due and payable immediately, by a notice in writing to the Company and to the Trustee, and upon any such declaration any such principal and any accrued interest shall become immediately due and payable.”

(m) Section 1.1 of the Indenture is hereby amended by deleting those definitions which appear solely in the text deleted from the Indenture pursuant to the amendments contained herein.

ARTICLE II

CONDITION PRECEDENT AND OPERATIVE DATE

Section 2.01. Compliance with and Fulfillment of Conditions Precedent. The Company has complied with all conditions precedent provided in the Indenture and this Supplemental Indenture to the execution and delivery of this Supplemental Indenture (along with such documentation relating thereto as the Trustee shall require, including, without limitation, an Opinion of Counsel as to the enforceability of the Supplemental Indenture and an Officers’ Certificate).

Section 2.02. Operative Date. This Supplemental Indenture shall become operative on the later of (i) the date that this Supplemental Indenture is executed by the Company and the Trustee and (ii) the date on which the Company accepts all 2004 Notes validly tendered and not withdrawn pursuant to the Offer and has irrevocably delivered to the Exchange Agent the New Notes for delivery to the holders thereof (the “Operative Date”).

ARTICLE III

MISCELLANEOUS

Section 3.01. Relation to Existing Indenture. This Supplemental Indenture constitutes an integral part of the Indenture (the provisions of which, as modified by the Supplemental Indenture, shall apply to the 2004 Notes) in respect of the 2004 Notes.

Section 3.02. Construction. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

Section 3.03. Trustee Acceptance. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture, as hereby amended, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of its duties and obligations under the Indenture, as hereby amended. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company, and makes no representations as to the validity or enforceability against the Company.

Section 3.04. Indenture Ratified. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3.05. Global Note Reissued. In connection with the execution of this Supplemental Indenture, the Trustee and the Company will reissue, authenticate and deliver the Global Security representing the 2004 Notes amended to reflect the changes made to the Indenture by this Supplemental Indenture.

Section 3.06. Parties Bound. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the 2004 Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Upon the execution and effectiveness of this Supplemental Indenture, the Indenture and the 2004 Notes theretofore issued shall be deemed to be modified and amended in accordance with this Supplemental Indenture and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Company and the Trustee and the Holders of the 2004 Notes shall thereafter be determined, exercised and enforced thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture and the 2004 Notes theretofore issued for any and all purposes.

Section 3.07. Successors and Assignees. This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 3.08. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

Section 3.09. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.10. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.11. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TELEFÓNICA DE ARGENTINA S.A.

By:	/s/ Juan I. López Basavilbaso

Name: Juan I. López Basavilbaso
Title: Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Annie Jaghatspanyan

Name: Annie Jaghatspanyan
Title: Associate